Term sheet No. 770J
To underlying supplement No. 1 dated September 29, 2009,
product supplement J dated September 29, 2009,
prospectus supplement dated September 29, 2009 and
prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated November 17, 2009; Rule 433
Deutsche Bank AG, London Branch
Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Equity Indices due December 3*, 2012
General
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Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Equity Indices due December 3*, 2012 (the “BUyS”) are designed for investors who seek a return at maturity of 125.00% of the appreciation, if any, of a weighted basket of equity indices, up to a Basket Return Cap (as defined below) of between 20.00% and 25.00% (to be determined on the Trade Date). Investors should be willing to forgo coupon and dividend payments during the term of the BUyS and to lose up to 80.00% of their initial investment. Any payment at maturity of the BUyS is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on or about December 3*, 2012
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000
•	The BUyS are expected to price on or about November 30*, 2009 and are expected to settle three business days later on or about December 3*, 2009 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:	The BUyS are linked to a basket consisting of the S&P 500® Index and the Russell 2000® Index (each, a “Basket Index” and collectively, the “Basket Indices”).
Basket Index	Ticker Symbol	Index Weighting	Initial Index Level†
S&P 500® Index	SPX	70.00%
Russell 2000® Index	RTY	30.00%
† The Initial Index Levels will be set on the Trade Date.
Payment at Maturity:	•
If the Final Basket Level is greater than or equal to the Initial Basket Level, you will receive a cash payment per $1,000 Face Amount of BUyS that provides you with a return on your investment equal to the Basket Return, subject to the Basket Return Cap,  multiplied by the Participation Rate. Accordingly, subject to the Maximum Return, your payment at maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return x Participation Rate)
	•	If the Final Basket Level is less than the Initial Basket Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 Face Amount.
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If the Final Basket Level is less than the Initial Basket Level, and such decline is greater than the Buffer Level, you will lose 1% of the Face Amount of your BUyS for every 1% that the Final Basket Level is less than the Initial Basket Level beyond the Buffer Level. Accordingly, if the Final Basket Level is less than the Initial Basket Level by more than the Buffer Level, your payment at maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Level)]
If the Final Basket Level is less than the Initial Basket Level by more than the Buffer Level, you could lose up to $800.00 per $1,000 Face Amount of BUyS.
Basket Return:	Subject to the Basket Return Cap, the Basket Return, expressed as a percentage, will equal:
Final Basket Level – Initial Basket Level
Initial Basket Level
Initial Basket Level:	100
Final Basket Level:	The Basket closing level will be calculated as follows:
100 x [1 + (S&P 500® Index return x 70.00%) + (Russell 2000® Index return x 30.00%)]
The return for each Basket Index is the percentage change from the respective Initial Index Level to the respective index closing level on the Final Valuation Date.
Buffer Level:	20.00%
Participation Rate:	125.00% upside participation
Basket Return Cap:	20.00% – 25.00% (to be determined on the Trade Date)
Maximum Return:	25.00% – 31.25% (equal to the Participation Rate multiplied by the Basket Return Cap, which will be determined on the Trade Date)
Trade Date:	November 30*, 2009
Final Valuation Date:	November 28*, 2012, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement
Maturity Date:	December 3*, 2012, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement
Listing:	The BUyS will not be listed on any securities exchange.
CUSIP:	2515A0 VW 0
ISIN:	US2515A0VW07
* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the BUyS remains the same.
Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-6 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$	$
Total	$	$	$
(1)
Deutsche Bank Securities Inc. and other agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 BUyS Face Amount and may additionally pay fees of up to 1.20% or $12.00 per $1,000 BUyS Face Amount to certain other brokers. For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet.

The BUyS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

ADDITIONAL TERMS SPECIFIC TO THE BUYS

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You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement J dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement J dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200235/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What Is the Payment Amount on the BUyS at Maturity Assuming a Range of Performance for the Basket?

The table below illustrates the payment at maturity per BUyS Face Amount for a hypothetical range of performance for the Basket from -100.00% to +100.00% and assumes a Participation Rate of 125.00%, a Buffer Level of 20.00%, a Basket Return Cap of 22.50% and a Maximum Return of 28.125% (the actual Basket Return Cap and Maximum Return will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket	Basket Return (%)	Payment at Maturity ($)	Return on BUyS (%)
200.00	100.00%	22.50%	$1,281.25	28.125%
175.00	75.00%	22.50%	$1,281.25	28.125%
150.00	50.00%	22.50%	$1,281.25	28.125%
140.00	40.00%	22.50%	$1,281.25	28.125%
125.00	25.00%	22.50%	$1,281.25	28.125%
122.50	22.50%	22.50%	$1,281.25	28.125%
110.00	10.00%	10.00%	$1,125.00	12.50%
102.00	2.00%	2.00%	$1,025.00	2.50%
101.00	1.00%	1.00%	$1,012.50	1.25%
100.00	0.00%	0.00%	$1,000.00	0.00%
99.00	-1.00%	-1.00%	$1,000.00	0.00%
98.00	-2.00%	-2.00%	$1,000.00	0.00%
90.00	-10.00%	-10.00%	$1,000.00	0.00%
85.00	-15.00%	-15.00%	$1,000.00	0.00%
80.00	-20.00%	-20.00%	$1,000.00	0.00%
70.00	-30.00%	-30.00%	$900.00	-10.00%
50.00	-50.00%	-50.00%	$700.00	-30.00%
25.00	-75.00%	-75.00%	$450.00	-55.00%
0.00	-100.00%	-100.00%	$200.00	-80.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Initial Basket Level of 100 to the Final Basket Level of 110.00. Because the Basket percentage change of 10% is less than the Basket Return Cap of 22.50%, the investor receives a payment at maturity of $1,125.00 per BUyS Face Amount, calculated as follows:

Payment at maturity = $1,000.00 + ($1,000.00 x 10.00% x 125.00%) = $1,125.00

Example 2: The level of the Basket increases from the Initial Basket Level of 100 to the Final Basket Level of 125.00. Because the Basket percentage change of 25% is greater than the Basket Return Cap of 22.50%, the investor receives a payment at maturity of $1,281.25 per BUyS Face Amount, the maximum payment on the BUyS.

Payment at maturity = $1,000.00 + ($1,000.00 x 22.50% x 125.00%) = $1,281.25

Example 3: The level of the Basket declines from the Initial Basket Level of 100 to the Final Basket Level of 98.00. Because the 2% decline in the Basket from the Initial Basket Level of 100 to the Final Basket Level of 98.00 does not exceed the Buffer Level of 20.00%, the investor receives a payment at maturity of $1,000.00 per BUyS Face Amount.

Payment at maturity = $1,000.00

Example 4: The level of the Basket declines from the Initial Basket Level of 100 to the Final Basket Level of 70.00.  Because the 30% decline in the Basket from the Initial Basket Level of 100 to the Final Basket Level of 70.00 exceeds the Buffer Level of 20.00%, the investor receives a payment at maturity of $900.00 per BUyS Face Amount, calculated as follows:

Payment at maturity = $1,000.00 + [$1,000.00 x (-30.00% + 20.00%)] = $900.00

Example 5: The level of the Basket declines from the Initial Basket Level of 100 to the Final Basket Level of 0. Because the decline in the Basket from the Initial Basket Level of 100 to the Final Basket Level of 0 exceeds the Buffer Level of 20.00%, the investor receives a payment at maturity of $200.00 per BUyS Face Amount, calculated as follows:

Payment at maturity = $1,000.00 + [$1,000.00 x  (-100.00% + 20.00%)] = $200.00

What is the Payment at Maturity on the BUyS for Three Hypothetical Scenarios?

The table and calculations below illustrates the hypothetical payment at maturity per $1,000 BUyS Face Amount for three hypothetical scenarios and assumes Initial Index Levels of 1,100.00 for the S&P 500® Index and 600.00 for the Russell 2000® Index. The actual Initial Index Levels will be set on Trade Date. The scenarios illustrate how, even where there is a positive return on one Basket Index, negative returns on other Basket Indices may outweigh the positive return and the return on the BUyS may be negative. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Scenario 1
Basket Index	S&P 500® Index	Russell 2000® Index
Initial Index Level	1,100.00	600.00
Final Index Level	1,508.54	730.02
Basket Index Return	37.14%	21.67%
Index Weighting	70.00%	30.00%
Contribution to Basket	26.00%	6.50%
Final Basket Level	132.50
Percentage Change in Basket Level	32.50%
Basket Return	22.50%
Payment at Maturity	$1,281.25
Scenario 2
Basket Index	S&P 500® Index	Russell 2000® Index
Initial Index Level	1,100.00	600.00
Final Index Level	722.81	480.00
Basket Index Return	-34.29%	-20.00%
Index Weighting	70.00%	30.00%
Contribution to Basket	-24.00%	-6.00%
Final Basket Level	70.00
Percentage Change in Basket Level	-30.00%
Basket Return	-30.00%
Payment at Maturity	$900.00
Scenario 3
Basket Index	S&P 500® Index	Russell 2000® Index
Initial Index Level	1,100.00	600.00
Final Index Level	848.54	520.02
Basket Index Return	-22.86%	-13.33%
Index Weighting	70.00%	30.00%
Contribution to Basket	-16.00%	-4.00%
Final Basket Level	80.00
Percentage Change in Basket Level	-20.00%
Basket Return	-20.00%
Payment at Maturity	$1,000.00
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Scenario 1: Scenario 1 assumes hypothetical returns of 37.14% and 21.67% for the S&P 500® Index and the Russell 2000® Index respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P 500® Index Return x S&P 500® Index Weighting)+ (Russell 2000® Index Return x Russell 2000® Index Weighting)]

	=	100 x [1 + (37.14% x 70.00%)+ (21.67% x 30.00%)]

	=	132.50

Because the Final Basket Level of 132.50 is greater than the Initial Basket Level of 100 and the Basket Return is limited to the Basket Return Cap, the investor receives a payment at maturity of $1,281.25 per $1,000 BUyS face amount, which is equal to the Maximum Return on the BUyS, as follows:

Payment at Maturity	=	$1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return

	=	$1,000 + ($1,000 x 22.50% x 125.00%)

	=	$1,281.25

Scenario 2: Scenario 2 assumes hypothetical returns of -34.29% and -20.00% for the S&P 500® Index and the Russell 2000® Index respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P 500® Index Return x S&P 500® Index Weighting)+ (Russell 2000® Index Return x Russell 2000® Index Weighting)]

	=	100 x [1 + (-34.29% x 70.00%)+ (-20.00% x 30.00%)]

	=	70.00

Because the Final Basket Level of 70.00 is less than the Initial Basket Level of 100, and the Final Basket Level has declined from the Initial Basket Level by more than the Buffer Level of 20.00%, the investor will receive a payment at maturity of $900.00 per $1,000 BUyS face amount calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 x (Basket Return + Buffer Level))

	=	$1,000 + ($1,000 x (-30.00% + 20.00%))

	=	$900.00

Scenario 3: Scenario 3 assumes hypothetical returns of -22.86% and -13.33% for the S&P 500® Index and the Russell 2000® Index respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P 500® Index Return x S&P 500® Index Weighting)+ (Russell 2000® Index Return x Russell 2000® Index Weighting)]

	=	100 x [1 + (-22.86% x 70.00%)+ (-13.33% x 30.00%)]

	=	80.00

Because the Final Basket Level of 80.00 is less than the Initial Basket Level of 100, and the Final Basket Level has declined from the Initial Basket Level by an amount less than or equal to the Buffer Level of 20.00%, the investor receives a payment at maturity of $1,000 per $1,000 BUyS face amount.

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE BUYS IS LIMITED – You will not benefit from any appreciation of the Basket beyond the Basket Return Cap of between 20.00% and 25.00% (to be determined on the Trade Date), and therefore the maximum payment you can receive is between $1,250.00 and $1,312.50 (to be determined on the Trade Date) for each $1,000 Face Amount of BUyS. Because the BUyS are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the Face Amount of your BUyS is protected against a decline in the Final Basket Level, as compared to the Initial Basket Level, of up to the Buffer Level, subject to our ability to pay our obligations as they become due. If such decline is more than the Buffer Level of 20.00%, for every 1% decline beyond the Buffer Level, you will lose an amount equal to 1% of the Face Amount of your BUyS. For example, a Basket Return of -30.00% will result in a 10% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF INDICES – The return on the BUyS, which may be positive or negative, is linked to a basket consisting of the S&P 500® Index and the Russell 2000® Index.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500 Index” in the accompanying underlying supplement no. 1 dated September 29, 2009.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – Russell 2000® Index” in the accompanying underlying supplement no. 1 dated September 29, 2009.

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TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled "U.S. Federal Income Tax Consequences." Although the tax consequences of an investment in the BUyS are uncertain, we believe it is reasonable to treat the BUyS as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment you should not recognize taxable income or loss prior to the maturity of your BUyS, other than pursuant to a sale or exchange. Your gain or loss on the BUyS should be capital gain or loss and should be long-term capital gain or loss if you have held the BUyS for more than one year. If, however, the Internal Revenue Service (the "IRS") were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments, such as the BUyS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled "Taxation by Germany of Non-Resident Holders."

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments and the issues presented by the December 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the Basket Indices or in any of the components underlying the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE BUYS IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER LEVEL, SUBJECT TO OUR CREDITWORTHINESS – The BUyS do not guarantee any return of your initial investment in excess of $200.00 per $1,000 BUyS Face Amount. The return on the BUyS at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Final Basket Level, as compared to the Initial Basket Level, beyond the Buffer Level. Accordingly, you could lose up to $800.00 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE RETURN ON YOUR BUYS IS LIMITED BY THE BASKET RETURN CAP – As a holder of the BUyS, you will not benefit from any appreciation of the Basket beyond the Basket Return Cap of between 20.00% and 25.00% (to be determined on the Trade Date). Consequently, the BUyS are subject to a Maximum Return of between 25.00% and 31.25% (to be determined on the Trade Date) and your payment at maturity will be limited to a maximum payment of between  $1,250.00 and $1,312.50 for each $1,000 Face Amount of BUyS you hold, regardless of any further appreciation of the Basket, which may be significant.

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THE BUYS ARE SUBJECT TO OUR CREDITWORTHINESS — An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the BUyS. The payment at maturity on the BUyS is subject to our creditworthiness.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF THE BUYS ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE – While the payment at maturity described in this term sheet is based on the full Face Amount of your BUyS, the original Issue Price of the BUyS includes the agents’ commission and the cost of hedging our obligations under the BUyS through one or more of our affiliates.  Therefore, the market value of the BUyS on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the BUyS after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions.  The BUyS are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your BUyS to maturity.

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THE BUYS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY – The BUyS will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the BUyS in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the BUyS easily. Because other dealers are not likely to make a secondary market for the BUyS, the price at which you may be able to trade your BUyS is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the BUyS.

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CHANGES IN THE VALUE OF THE BASKET INDICES MAY OFFSET EACH OTHER — Price movements in the Basket Indices may not correlate with each other. At a time when the levels of some of the Basket Indices increase, the levels of other Basket Indices may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Indices may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Indices.

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THE BASKET INDICES ARE UNEQUALLY WEIGHTED — The Basket Indices are unequally weighted. Accordingly, performances by the Basket Indices with higher weightings will influence the Final Basket Level and therefore the Basket Return to a greater degree than the performances of Basket Indices with lower weightings. If one or more of the Basket Indices with higher weightings perform poorly, that poor performance could negate or diminish the effect on the Final Basket Level of any positive performance by the lower weighted Basket Indices.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the BUyS, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Indices would have.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET TO WHICH THE BUYS ARE LINKED OR THE MARKET VALUE OF THE BUYS – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the BUyS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the BUyS. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the BUyS and each Basket Index to which the BUyS are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE BUYS – We and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS – In addition to the levels of the Basket Indices on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Index;

•	the time remaining to maturity of the BUyS;

•	the market price and dividend rate on the component stocks underlying each Basket Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying each Basket Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Basket Indices and any changes to the component stocks underlying the Basket Indices;

•	supply and demand for the BUyS; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE BUYS ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and the IRS or a court might not agree with the treatment of the BUyS as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS might be affected materially and adversely. In addition, as described above under "Tax Consequences," in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments, such as the BUyS. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled "U.S. Federal Income Tax Consequences," and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the BUyS (including possible alternative treatments and the issues presented by this notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Basket;

•	You are willing to invest in the BUyS based on the Participation Rate, indicated Basket Return Cap (the actual Basket Return Cap will be set on the Trade Date) and Buffer Level;

•	You are willing to lose up to 80.00% of your initial investment, subject to our creditworthiness;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The BUyS may not be suitable for you if:

•	You do not seek an investment with exposure to the Basket;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You seek an investment that is protected against the loss of your initial investment beyond the Buffer Level;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graphs show the historical performance of each of the Basket Indices from November 16, 1999 through November 16, 2009. The closing level of the S&P 500® Index on November 16, 2009 was 1,109.30. The closing level of the Russell 2000® Index on November 16, 2009 was 602.87. The third graph shows the retrospective performance of the Basket, calculated by setting the level of the basket on November 16, 2009 equal to 100.

We obtained the various Basket Index closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of each Basket Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Basket Level or Basket Return. We cannot give you assurance that the performance of the Basket will result in the return of your initial investment in excess of the Buffer Level.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a commission in connection with the sale of the BUyS.

DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 BUyS Face Amount and may additionally pay fees of up to 1.20% or $12.00 per $1,000 BUyS Face Amount to certain other broker-dealers. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement for further information.

DBSI, the agent for this offering, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the BUyS more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.